                             AGREEMENT AND TRANSFER
                             OF REGISTRATION RIGHTS

         This agreement (the "Agreement") dated as of November 18, 1997, is among Douglas A.P. Hamilton ("Hamilton"), the Douglas A.P. Hamilton 1997 GRAT (the "Transferee") created under a Trust Agreement dated October 14, 1997 between Hamilton as Grantor and Kim E. Baptiste, as Trustee, and Carrizo Oil and Gas, Inc. (the "Company"). Reference is made to that Registration Rights Agreement (the "Registration Rights Agreement") dated as of June 6, 1997 among the Company and those shareholders whose names are set forth on Annex A to such Registration Rights Agreement. Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Rights Agreement.

         Pursuant to Section 5.10 of the Registration Rights Agreement, Hamilton has requested that the Company transfer 200,000 shares of Common Stock (the "Transferred Shares") to the Transferee. The Transferred Shares are currently among the shares represented by Certificate No. 0132, which represents 776,290 shares of Common Stock originally purchased from the Company by Hamilton in 1993.

         The Company hereby consents to the transfer of the Registration Rights under Section 5 of the Registration Rights Agreement.

     As required by Section 2 and Section 5.10 of the Registration Rights Agreement, the Transferee hereby agrees to be bound by the provisions of the Registration Rights Agreement with respect to the Transferred Shares. Hamilton and the Transferee represent to the Company that the transfer of the Transferred Shares is made without consideration as an intra-family transfer or a transfer for estate planning purposes.

     This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original, and all such counterparts taken together shall constitute the same agreement.


                                        DOUGLAS A.P. HAMILTON 1997 GRAT


                                        By: /s/ Kim E. Baptiste
                                           -------------------------------------
                                                Kim E. Baptiste, as Trustee

                                        CARRIZO OIL & GAS, INC.


                                        By: /s/ Frank A. Wojtek
                                           -------------------------------------
                                                Frank A. Wojtek

                                           /s/ Douglas A.P. Hamilton
                                          -------------------------------------
                                               Douglas A.P. Hamilton